Corindus Vascular Robotics, Inc. 8-K

Exhibit 99.1

Corporate Update

An integral part of our growth strategy is to expand commercialization beyond the U.S. marketplace. Opportunities outside of the U.S. represent over 60% of the global procedure volume and are growing at a rate faster than the U.S. market. We intend to expand into and penetrate these new geographical international markets over time by leveraging our product development, clinical research and regulatory approvals gained in the U.S. Our initial international target markets include the Middle East, Northern Europe and Japan. Our current CE Mark for the CorPath GRX System should allow for an easier entry into European and Middle Eastern markets. In February 2017, we announced the signing of a strategic distribution agreement with Japan Medicalnext Co., Ltd., a wholly-owned entity of MC Healthcare, Inc., (subsidiary of Mitsubishi Corporation) and prominent supplier of medical devices in Japan. Pursuant to the agreement, Japan Medicalnext became the exclusive distributor of our products in Japan. Japan is the third largest market for percutaneous coronary interventions, which we also refer to as PCI, with an approximate annual volume of 250,000 procedures. In June 2018, we received Pharmaceutical and Medical Device Agency, or PMDA, approval for commercialization of the CorPath GRX System in Japan.

In February 2018, we received 510(k) clearance from the FDA for use of the CorPath GRX System in peripheral vascular interventions. It is estimated that 8.5 million people in the United States are living with peripheral artery disease, a disease of blood vessels outside the heart that commonly affects arteries carrying blood to the lower extremities.

In March 2018, we received 510(k) clearance from the FDA for the first automated robotic movement designed for the CorPath GRX platform. The proprietary software feature, named “Rotate on Retract”, is the first automated robotic movement in the technIQ Series for the CorPath GRX platform. It allows the operator to quickly navigate to a targeted lesion by automatically rotating the guidewire upon joystick retraction.

In July 2018, we announced that Ryan Madder, M.D., an interventional cardiologist at Spectrum Health, successfully completed a remote PCI in a porcine model using the CorPath GRX System from a location greater than 100 miles from the catheterization lab. Tele-stenting, or remote robotic treatment for PCI, will enable physicians to conduct procedures from virtually any location. Procedural automation will focus on automating techniques from the best physicians in the world – making them available to every hospital with a robotic PCI program. Our long-term vision is to enable autonomous navigation of medical devices for interventional procedures. Our artificial intelligence capabilities will leverage deep learning and algorithms to reduce variability of treatment and improve quality of care. Our research and development activities relating to tele-stenting, procedural automation, and other artificial intelligence capabilities are in early stages and we can provide no assurances that we will be able to successfully develop and commercialize this technology.

In July 2018, we announced our intention to expand our focus and technology to include treatment for neurovascular interventions and established a Physician Steering Committee dedicated to neuroendovascular procedures, led by Aquilla “Quill” Turk, D.O., our Chief Medical Officer, Neuroendovascular.

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